Exhibit 10.3

CARLYLE PARTNERS VI CAYMAN HOLDINGS, L.P.

DEED OF IRREVOCABLE UNDERTAKING

To:	Ortho Clinical Diagnostics Holdings plc
1001 Route 202
Raritan, NJ 08869

Quidel Corporation
9975 Summers Ridge Rd.
San Diego, CA 92121
(“Laguna”)

22 December 2021

Dear Ladies and Gentlemen,

Deed of irrevocable undertaking relating to the strategic combination of the businesses of Laguna and Ortho Clinical Diagnostics Holdings plc (“Orca”)

1.1.

We, being Carlyle Partners VI Cayman Holdings, L.P., a Cayman Islands exempted limited partnership acting by its general partner TC Group VI Cayman, L.P. (acting by its general partner TC Group VI Cayman, L.L.C.) (hereafter referred to as “we”, “us” and/or “Carlyle”) understand that (1) Orca, (2) Coronado Topco, Inc., a Delaware corporation and a wholly owned subsidiary of Orca (“Topco”), (3) Laguna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Merger Sub”), (4) Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), (5) Orca Holdco 2, Inc., a Delaware corporation and a wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), and (6) Laguna intend to enter into a business combination agreement, a draft of which is attached to this deed at Annex II (the “BCA”), on or around the date of this deed, with such amendments as may be agreed in writing between the parties thereto, pursuant to which (upon the terms and subject to the conditions set forth therein) Laguna and Orca will effect a strategic combination of their businesses through the Combinations (as defined in the BCA) and other transactions contemplated thereby (the “Transaction”).

1.2.	Terms not defined in this deed shall bear the same meaning as in the BCA.

1.3.

We understand that in order to facilitate the Transaction, Orca shall enter into a transfer by way of scheme of arrangement with Topco pursuant to Part 26 of the UK Companies Act 2006 (the “Companies Act”) such that former Orca shareholders would receive Topco Shares on a 1:0.1055 ratio basis and cash in an amount of $7.14 per Orca ordinary share (the “Orca Scheme”), the terms and conditions of which shall be set out in the Orca Scheme Document to be prepared pursuant to section 5.3(a)(i) of the BCA.

1.4.

In consideration of Orca and Laguna signing the BCA, Carlyle, by reason of being a shareholder of Orca, irrevocably and unconditionally warrants, undertakes to and confirms and agrees with you in the following terms:

2.	Interests in Committed Shares

2.1.

Carlyle is the beneficial owner of (and, unless specified in Annex I hereto, Carlyle is also the registered holder and to the extent that Carlyle is not the registered holder Carlyle will procure compliance by such registered holder(s) with the terms of this undertaking) (or where such shares have been transferred to an Affiliate of Carlyle, Carlyle is otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of), the number of shares in the capital of Orca (the “Committed Shares”, which expression shall:

A.

include any other shares or securities in Orca acquired by Carlyle or issued or transferred to Carlyle after the date hereof and which Carlyle has become the registered holder, beneficial owner or otherwise interested in, in accordance with clause 3.2; and

B.

exclude the 50,001 deferred shares of £1.00 each in the capital of Orca (the “Deferred Shares”) issued to us on Orca’s incorporation and which we hereby confirm and agree shall be transferred by us to Topco and/or shall be cancelled by Orca, in each case for nil consideration at any time on or after the Orca Scheme becoming effective in accordance with its terms).

2.2.

Carlyle has all relevant power and authority and the right (free from any legal or other restrictions) to enter into this undertaking, to perform the obligations under it in accordance with its terms and Carlyle has full power and authority to (where relevant) exercise any above-mentioned options and vote and transfer the Committed Shares as beneficial owner with full title guarantee free from all Encumbrances, together with all rights attaching to or enjoyed by them, including but not limited to any voting rights the right to all dividends and other distributions (if any) announced, declared, made or paid on or after the date of this undertaking.

2.3.

Neither Carlyle, nor the registered holder of any Committed Shares (where applicable), will take any action which would cause them to cease to have all relevant power and authority and right to enter into and perform the obligations in this undertaking in accordance with their terms.

2.4.	For the purposes of this deed, the following terms shall have the following meanings:

“Affiliate” means with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Connected Persons” means Carlyle’s subsidiaries, Affiliates and any of their respective directors, employees, agents and professional advisors.

“Counsel” means Martin Moore QC of Erskine Chambers, 33 Chancery Lane, London WC2A 1EN, or such other counsel appointed by Orca as is agreed between Orca and Laguna;

“Encumbrance” means any charge, option, lien, equity, rights of pre-emption, restriction, encumbrance or third party rights of any kind whatsoever;

“Technical Revision” means the occurrence of any of the following events:

(a)

after the Court Meeting has been held, in circumstances where the Orca Scheme Resolution (as defined below) has not been lawfully passed due to a technical and/or procedural defect(s) relating to the Orca Scheme being either: (i) on the grounds that the provisions of the Companies Act have not been complied with including, without limitation, the composition of classes for the purposes of the Court Meeting; or (ii) there is a blot on the scheme (as per the decision of Mr Justice Morgan in Re TDG [2009] 1

BCLC 445 at [29]) (each of (i) and (ii) being a “Scheme Technical Defect”), which reasonably appears to be capable of remedy and/or rectification without having any adverse commercial or financial impact for Laguna in its judgement (acting reasonably);

(b)

after the General Meeting has been held, in circumstances where the GM Resolutions (or any one of them) have not been lawfully passed due to a technical and/or procedural defect(s) being either: (i) on the grounds that the relevant provisions of the Companies Act or applicable Laws have not been complied with; or (ii) a failure to comply with the articles of association or other constitutional documents of Orca, which reasonably appears to be capable of remedy and/or rectification without having any adverse commercial or financial impact for Laguna in its judgement (acting reasonably); or

(c)

in the event that the English Court does not sanction the Orca Scheme at the Orca Sanction Hearing on the grounds of a technical and/or procedural defect in relation to any aspect of the Orca Scheme or its implementation being a Scheme Technical Defect, or on such other grounds which reasonably appears to be capable of remedy and/or rectification without having any adverse commercial or financial impact for Laguna in its judgement (acting reasonably), in which case, subject to the terms of the BCA, Laguna and Orca may implement the Transaction (subject to obtaining the necessary shareholder votes) by way of a new, revised or renewed Orca Scheme or a direct contractual offer (or other similar transaction structure), subject to such terms and conditions as further particularised in the Orca Scheme Document.

3.	Dealings in Committed Shares

3.1.	Unless required by the terms of paragraph 4.4 below, Carlyle shall not, and to the extent relevant, shall procure that the registered holder shall not, until the Termination Date (as defined below):

A.

sell, transfer, charge, pledge, encumber, grant any option or other right over or otherwise deal or dispose of, or permit the sale, transfer, charging, encumbering, granting of any option or other right over or other disposal of any of Committed Shares or interest in Committed Shares except pursuant to the Transaction, or accept any other offer in respect of all or any of Committed Shares or any other interest in any of Committed Shares;

B.

accept or give any undertaking (whether conditional or unconditional) or letter of intent to accept any other offer made or proposed to be made in respect of the issued and to be issued share capital of Orca by any other Person other than Topco or Laguna (or its Affiliates);

C.	enter into any agreement or arrangement or incur any obligation with any Person (other than in connection with the Transaction):

(i)	to do all or any of the acts referred to in sub-paragraphs 3.1.A or 3.1.B above; or

(ii)	which would or might restrict or impede Carlyle (or any Carlyle Affiliate where relevant) from voting in favour of the Orca Scheme or Carlyle’s ability to comply with this deed,

and references in this paragraph 3.1.C to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following the Orca Scheme becoming effective or lapsing, or upon or following this deed ceasing to be binding;

D.

withdraw the acceptance(s) or proxy appointments referred to in this deed in respect of all or any of the Committed Shares notwithstanding that Carlyle may have become entitled to effect such withdrawal under other applicable Laws or otherwise and shall procure that any vote in favour of the Orca Scheme and any ancillary matters thereto in respect of the Committed Shares is not withdrawn; and

E.

exercise any voting rights attaching to Committed Shares in such manner as to frustrate or otherwise hinder the Orca Scheme and take any action which might result in any condition of the Orca Scheme not being satisfied.

3.2.

Without limitation to the restrictions in paragraph 3.1, in the event that after the date of this deed, Carlyle (or any of its Connected Persons) do acquire or purchase any shares, securities or interests in securities of Orca or rights therein (or otherwise become the registered holder or beneficial owner of further shares, securities or interests in securities of Orca or in respect of which Carlyle becomes entitled to exercise voting rights or interests), such shares, securities, interests or rights shall be deemed to be included in the definition of “Committed Shares” and the undertakings and agreements as set out in this deed in relation to such Committed Shares shall be performed as soon as reasonably practicable but by no later than one Business Day following the earlier of (i) the date of allotment; (ii) the registration of the relevant securities in Carlyle’s (or any Affiliate of Carlyle’s) name; or (iii) when Carlyle (or any of its Affiliates) become the beneficial owner or are otherwise entitled to exercise voting rights in respect of such securities (as applicable).

3.3.

Carlyle acknowledges that some or all of the information and any terms or other statements made in the course of, or for the purpose of, negotiations relating to the Transaction (including for the purposes of this irrevocable undertaking) may constitute inside information) and is aware of the prohibitions against insider dealing, encouraging dealing or disclosing such information contained in applicable legislation and agrees to abide by them.

4.	Scheme

4.1.	Carlyle hereby agrees and undertakes to do the following and to procure that its Connected Persons (where relevant) comply with the following:

A.	to co-operate with you in the production of the Orca Scheme Document, any associated or supplementary document containing the formal Scheme; and

B.	to take no action which may reasonably be viewed as, and which has the intent of being, prejudicial to the successful outcome of the Orca Scheme.

4.2.

Without limitation and in addition to the general voting undertakings granted in paragraph 5 below, Carlyle shall exercise (or, where applicable, procure the exercise of) all voting rights (whether on a show of hands or a poll and whether in person or by proxy) attaching to Committed Shares:

A.

at any meeting(s) of Orca Shareholders to be convened by order of the English Court (including any adjournments or postponements thereof, the “Court Meeting”), in favour of the resolutions at the Court Meeting to vote to approve, implement or effect the Orca Scheme (the “Orca Scheme Resolution”); and

B.

at any general meeting (including any adjournments or postponements thereof, the “General Meeting”) of Orca Shareholders which is convened by Orca in connection with the Orca Scheme, in favour of the resolutions at the General Meeting to approve, implement or effect the Orca Scheme and all related matters (including any proposed amendment to the articles of association of Orca) (the “GM Resolution”).

4.3.

In particular and without limiting paragraph 4.1 above, as soon as possible and in any event not later than 1:00 p.m. on the date falling five Business Days after the deemed date of receipt of (a) the Orca Scheme Document and (b) the accompanying forms of proxy, Carlyle shall in respect of Committed Shares:

A.

execute and deliver to Orca (in accordance with the delivery instructions contained therein) (or procure the execution and delivery to Orca of) such forms of proxy in accordance with the instructions printed on such forms of proxy; and

B.	in respect of any Committed Shares in uncertificated form, take (or procure the taking of) any action to make a valid proxy appointment and give valid proxy instructions,

to vote in favour of each of the resolutions to be proposed at the Court Meeting and the General Meeting and, unless instructed to do so by Laguna, shall not thereafter revoke such forms of proxy or proxy appointments and proxy instructions, either in writing or by attendance at any meeting or otherwise.

4.4.

In order to secure the lawful passing of the Orca Requisite Vote (or any of the relevant resolutions comprising the Orca Requisite Vote), if so advised by Counsel and/or confirmed by the English Court at the Orca Scheme Convening Hearing as a lawful means of securing the same, or otherwise reasonably directed by Laguna and Orca, Carlyle hereby undertakes to direct GTU Ops Inc. and/or Computershare Trust Company N.V. (together “Computershare”) to transfer the legal title in one or more of its Committed Shares, as advised by Counsel, confirmed by the English Court and/or reasonably directed by Laguna and Orca (as applicable), directly in Carlyle’s name in sufficient time prior to the Voting Record Time (the “Directly Held Shares”) and by no later than five (5) Business Days prior to such date unless otherwise requested by Laguna and Orca, and to do all such other things to ensure that Carlyle is able to lawfully vote or to procure that the votes on such share(s) and Carlyle hereby further undertakes to exercise all voting rights (whether on a show of hands or a poll and whether in person or by proxy) in the Directly Held Shares in favour of each of the resolutions relating to the Orca Requisite Vote. For the avoidance of doubt, pursuant to the terms of paragraph 3 above, Carlyle shall not direct Computershare to transfer the legal title of any of my Committed Shares other than as specifically required by this paragraph 4.4.

5.	Voting – General

In each case save as specifically set out in paragraph 4:

5.1.	Carlyle shall exercise (or procure the exercise of) the voting rights attached to Committed Shares on any resolution which would assist the implementation of the Orca Scheme.

5.2.	Carlyle shall exercise (or procure the exercise of) the voting rights attached to Committed Shares against any resolution:

A.

to the effect that the text or terms of the resolutions to be proposed at the General Meeting to approve the Orca Scheme and all related matters be amended, except in the case of amendments in accordance with the BCA;

B.	to adjourn the General Meeting except in accordance with paragraph 5.3(f) of the BCA; or

C.	in favour of (i) any Acquisition Proposal of Orca, or (ii) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction.

6.	Technical Revision

In this deed, references to the “Orca Scheme” and “Transaction” shall include any revision agreed as between Orca and Laguna to the Orca Scheme that is a Technical Revision, and, in such circumstances, all of Carlyle’s obligations as set out in this deed shall continue to apply mutatis mutandis.

7.	Warranties and additional undertakings

7.1.	Carlyle hereby warrants and undertakes:

A.

that the information in relation to the “interests” (as defined in paragraph 1 of Annex 1 hereto) of Carlyle and its Affiliates in Orca as set out in Annex I hereto (including the information referred to in paragraph 2.1 above) is complete and accurate and, other than as set out in Annex I hereto, Carlyle (and its Affiliates) have no interest in any Orca Shares or other securities or interests of Orca;

B.

that Carlyle shall transfer (or procure the transfer of) Committed Shares fully paid and free from Encumbrances and together with all rights attaching or accruing to them at the time of such transfer under the Orca Scheme, including voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) declared, made or paid after the date of such transfer under the Orca Scheme; and

C.

any information provided by Carlyle for inclusion in the Orca Scheme Document or the BCA, and any other announcement or document issued in connection with the Combinations, is and will be true, accurate and not misleading.

8.	Announcements, information and documentation

8.1.

Carlyle consents to the inclusion of references to it and its Connected Persons and the provisions of this deed in the BCA, the Orca Scheme Document and any document in connection with the Combinations that is required by any other legal or regulatory requirements.

8.2.	Carlyle consents to this deed being published on a website or on or through such other media or platform as may be necessary in conjunction with the implementation of the Orca Scheme.

9.	Termination

9.1.

All of Carlyle’s obligations, save for the Surviving Covenants (as defined in and in accordance with paragraph 9.2 below), under this deed shall, without prejudice to any prior breaches, terminate upon the earliest of (a) the Orca Effective Time or (b) the termination of the BCA in accordance with its terms (such earliest date being referred to herein as the “Termination Date”); provided, that any liability incurred by any party hereto as a result of a breach of a term or condition of this deed prior to such termination shall survive the termination of this deed. For the avoidance of doubt, except as provided in the immediately preceding sentence, this deed shall not terminate upon a Change in Orca Recommendation (as defined in the BCA) or a Change in Laguna Recommendation (as defined in the BCA).

9.2.

If this deed is terminated in accordance with paragraph 9.1 above, the covenants and undertakings set out in in paragraphs 1.2, 2.1.B and 10 and 11 (inclusive) of this deed (the “Surviving Covenants”) shall survive termination of this deed.

10.	Notices

10.1.

Any notice, consent or other communication given under this deed shall be in writing and in English and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or email in accordance with the details set out:

If to Carlyle, to:

c/o The Carlyle Group
One Vanderbilt Avenue
Suite 3400
New York, NY 10017
Attention:	Stephen H. Wise
Zachary Marshall
Email:	[***]
[***]

With a copy (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004
Attention: David I. Brown
Email: [***]

If to Orca, to:

Ortho Clinical Diagnostics Holdings plc
1001 US Route 202
Raritan, NJ 08869
Attention:	Christopher Smith
Michael Schlesinger
Email:	[***]
[***]

If to Laguna, to:

Quidel Corporation
9975 Summers Ridge Rd.
San Diego, CA 92121
Attention:	Robert Bujarski
Michelle Hodges

Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105-0921
United States of America
Attention:	Ryan A. Murr
Stephen I. Glover
Branden C. Berns
Email:	[***]
[***]
[***]

10.2.

The parties may from time to time notify each other of any other Person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

10.3.

Any notice, consent or other communication given in accordance with paragraph 10.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this deed be regarded as received on the next Business Day.

11.	General

11.1.	For the avoidance of doubt, nothing in this deed shall oblige Orca or Laguna to effect the Combinations.

11.2.

Any date, time or period referred to in this deed shall be of the essence except to the extent to which each of Orca, Laguna and Carlyle agrees in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

11.3.

Cross-references in this deed to provisions or clauses of the BCA which are incorporated by reference and form part of this deed shall, for the avoidance of doubt, include all relevant provisions of the BCA which relate to (for purposes of interpretation and/or meaning) or are directly referred to in such cross-referenced provisions or clauses including but not limited to any relevant definitions, interpretation provisions, recitals or schedules.

11.4.

No party to this deed may assign or otherwise dispose of any rights under this deed, at law or in equity, including by way of declaration of trust, without the consent of the other parties to this deed. Any purported assignment in breach of this paragraph shall be void and confer no rights on the purported assignee. This deed shall be binding on Carlyle’s successors and assigns.

11.5.	Except to the extent otherwise specified, Carlyle’s obligations set out in this deed are unconditional and irrevocable.

11.6.

With regard to any Committed Shares not registered in Carlyle’s name (or the name of any Carlyle Affiliate), the confirmations, warranties and undertakings contained in this deed are given by Carlyle on behalf of the registered holder(s) and Carlyle undertakes to ensure the compliance by such Person(s) with those confirmations, warranties and undertakings.

11.7.	In this deed:

A.	all references to time are to London time; and

B.

a Person will be treated as having an interest in securities if: (i) they own them; (ii) they have the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them; (iii) by virtue of any agreement to purchase, option or derivative they: (a) have the right or option to call for their delivery, or (b) are under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or (iv) they are a party to any derivative whose value is determined by reference to their price and which results, or may result, in them having a long position in them.

11.8.	A Person who is not party to this deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed.

11.9.	The invalidity, illegality or unenforceability of any provision of this deed shall not affect the continuation in force of the remainder of this deed.

11.10.

This deed, the Orca Scheme Document, the Confidentiality Agreement and the agreements referred to herein and therein contain the whole agreement between Orca, Laguna and Carlyle relating to the subject matter of this deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Carlyle acknowledges that it has not been induced to sign this deed by any representation, warranty or undertaking not expressly incorporated into it.

11.11.

Carlyle agrees that damages would not be an adequate remedy for breach by it of any of its obligations under or pursuant to this deed and accordingly, without prejudice to any other rights or remedies that Orca and Laguna may have, that Orca and/or Laguna shall be entitled to the remedies of specific performance, injunction or other equitable relief for any threatened or actual breach of any such obligations and no proof of special damages shall be necessary for the enforcement by any party of their rights.

11.12.

This deed (and any dispute, controversy, proceedings or claim of any nature arising out of or in connection with it, including non-contractual disputes and claims) shall be governed and construed in accordance with English law. The parties agree to irrevocably submit to the exclusive jurisdiction of the English courts.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS whereof this document has been duly executed and delivered as a deed on the date above mentioned.

Signed as a Deed by

Carlyle Partners VI Cayman Holdings, L.P.,

in accordance with the laws

of its country of incorporation

By: TC Group VI Cayman, L.P.

Its: General Partner

By: TC Group VI Cayman, L.L.C.

Its: General Partner

By:	/s/ Robert Schmidt
Name:	Robert Schmidt
Title:	Authorized Person

ANNEX I

INTERESTS IN ORCA

1.	Interests in Orca

Carlyle’s “interests” (as defined in Part 22 of the Companies Act 2006) including those of its Affiliates in the securities (including securities convertible thereto, rights to subscribe therefor, options (including traded options) in respect thereof and derivatives referenced thereto) of Orca on the date hereof are as stated below:

Registered Holder	Beneficial Owner	Number of shares	Share class/ class of security

GTU OPS INC	CARLYLE PARTNERS VI CAYMAN HOLDINGS LP	118,106,000	Ordinary Shares

CARLYLE PARTNERS VI CAYMAN HOLDINGS LP	CARLYLE PARTNERS VI CAYMAN HOLDINGS LP	50,001	Deferred Shares

ANNEX II

BCA